SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2005

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31979	84-1460811
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

3200 Walnut Street, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 381-6600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 1, 2005, Array BioPharma Inc. (“Array”) entered into an amendment to the Drug Discovery Collaboration Agreement with Genentech, Inc. (“Genentech”) dated December 22, 2003, as amended, pursuant to which Array and Genentech collaborate in the discovery of targeted small molecule drugs for the treatment of cancer. The amendment extends the term of the existing collaboration agreement to January 29, 2009, with an option to extend this term for either one or two additional years and increases the number of Array scientists allocated to the program.

Under the terms of the expanded agreement, Genentech may provide approximately $50 million in research funding to access Array’s Drug Discovery Platform over the next three years. Genentech will have the sole responsibility for clinical development and commercialization of any resulting products. Array will be entitled to receive milestone payments based on the selection and progression of clinical drug candidates, as well as royalties on net sales of any products that may result from the collaboration.

ITEM 8.01. OTHER EVENTS

On October 13, 2005, Array issued a press release announcing the extension and expansion of its collaboration with Genentech, the full text of which is attached hereto as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

99.1                 Press release dated October 13, 2005 entitled “Array BioPharma and Genentech Expand Strategic Oncology Collaboration.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRAY BIOPHARMA INC.

Date: October 13, 2005	By:	/s/ Robert E. Conway
Robert E. Conway
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.

99.1                 Press release dated October 13, 2005 entitled “Array BioPharma and Genentech Expand Strategic Oncology Collaboration.”